EXHIBIT 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

November 19, 2021

The Board of Directors

Elys Game Technology, Corp.

130 Adelaide Street West, Suite 701

Toronto, Ontario M5H 2K4, Canada

Ladies and Gentlemen:

We have acted as counsel to Elys Game Technology, Corp., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to $50,000,000 of shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”). The Shares are included in a Registration Statement on Form S-3 (File No. 333-256815) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on June 14, 2021, a base prospectus, dated June 14, 2021, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement, dated November 19, 2021, filed on the date hereof with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an Open Market Sale AgreementSM, dated November 19, 2021, by and between the Company and Jefferies LLC (the “Sale Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have examined and relied upon the Registration Statement, the Prospectus, the Sale Agreement, and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

In rendering the opinion set forth below, we have assumed that the Shares will be sold in all events for cash consideration per Share equal to or greater than the par value of the Common Stock. In addition, we have also assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law (the “DGCL”).

The Board of Directors

Elys Game Technology, Corp.

November 19, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (for cash consideration not less than the par value of the Common Stock) in the circumstances contemplated by the Sale Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation, as amended.

We express no opinion as to matters governed by any laws other than the DGCL and applicable reported judicial decisions as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Sale Agreement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is delivered solely in connection with the consummation of the transactions described herein, and may not be relied upon by you for any other purpose nor by any other person for any purpose.

Very truly yours,

/s/ Gracin & Marlow, LLP GRACIN & MARLOW, LLP